Exhibit 10.2

FORM OF TAX MATTERS AGREEMENT

by and between

THE MIDDLEBY CORPORATION

and

[SPINCO]

Dated as of [●], 20[●]

i

ARTICLE V

INDEMNITY OBLIGATIONS

5.1	Indemnity Obligations	19
5.2	Indemnification Payments	20
5.3	Payment Mechanics	20
5.4	Treatment of Payments	20

ARTICLE VI

TAX CONTESTS

6.1	Notice	21
6.2	Separate Returns	21
6.3	Joint Returns	21
6.4	Obligation of Continued Notice	22
6.5	Settlement Rights	22

ARTICLE VII

COOPERATION

7.1	General	22
7.2	Consistent Treatment	23

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	23
8.2	Access to Tax Records	24

ARTICLE IX

DISPUTE RESOLUTION

9.1	Dispute Resolution	24

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Conflicting Agreements	24
10.2	Counterparts	24
10.3	Survival	25
10.4	Notices	25
10.5	Waivers	25

ii

10.6	Assignment	25
10.7	Successors and Assigns	26
10.8	Termination and Amendment	26
10.9	Subsidiaries	26
10.10	Third-Party Beneficiaries	26
10.11	Title and Headings	26
10.12	Governing Law	26
10.13	Severability	26
10.14	Interpretation	26
10.15	No Duplication; No Double Recovery	26
10.16	No Waiver	27
10.17	Interest on Late Payments	27
10.18	Further Assurances	27
10.19	Distribution Date	27

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [●] by and between The Middleby Corporation, a Delaware corporation (“RemainCo”), and [SpinCo], a Delaware corporation (“SpinCo”). “Party” or “Parties” means RemainCo or SpinCo, individually or collectively, as the case may be. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts the RemainCo Retained Business and the SpinCo Business;

WHEREAS, the Board of Directors of RemainCo (the “RemainCo Board”) has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate the SpinCo Business from the RemainCo Retained Business (the “Separation”);

WHEREAS, in order to effect the Separation, the RemainCo Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders for RemainCo to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to SpinCo, on the terms and conditions set forth in the Separation Agreement;

WHEREAS, following the completion of the Contribution, RemainCo shall make a distribution, on a pro rata basis, to holders of Parent Common Stock on the Record Date of all of the outstanding shares of SpinCo Common Stock owned by RemainCo (the “Distribution”) on the terms and conditions set forth in the Separation Agreement;

WHEREAS, prior to the Distribution, Middleby Marshall Inc. (“Middleby Marshall”), a Delaware corporation, will effect a contribution of the equity interests in certain subsidiaries which form a part of the SpinCo Group and certain other assets to SpinCo, and will thereafter effect a distribution of all of the stock of SpinCo to RemainCo in a transaction that, taken together, is intended to qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, pursuant to which no gain or loss shall be recognized for U.S. federal (and applicable state and local) income tax purposes;

WHEREAS, RemainCo intends to effect the Distribution in a transaction that is intended to qualify under Section 355 of the Code, pursuant to which no gain or loss shall be recognized for U.S. federal (and applicable state and local) income tax purposes;

WHEREAS, certain members of the RemainCo Group, on the one hand, and certain members of the SpinCo Group, on the other hand, file certain Tax Returns on a consolidated, combined, affiliate nexus, group relief, or other unitary basis for certain federal, state, local, and foreign Tax purposes; and

WHEREAS, the Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns following the Separation, and provide for certain other matters relating to Taxes, and (ii) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement (including the recitals hereof), the following terms shall have the following meanings:

“40-Percent or Greater Interest” shall have the meaning ascribed to the term “50-percent or greater interest” in Section 355(d) and (e) of the Code, substituting “40-percent” for “50-percent” where relevant.

“174A Election” shall have the meaning set forth in Section 3.11.

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Active Trade or Business” means, with respect to SpinCo or any member of the SpinCo Group, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the SpinCo Business as conducted by such entity immediately prior to the Distribution.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall have the meaning set forth in the Separation Agreement.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Distribution” shall have the meaning set forth in the recitals hereto.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Taxes” shall mean any Taxes incurred as a result of the failure of the Transactions to qualify for the Tax-Free Status of the Transactions.

“Effective Time” shall have the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the first sentence in the definition of “Liabilities” in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Federal Income Tax” shall mean (i) any Tax imposed by Subtitle A of the Code, other than an Employment Tax, and (ii) any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree, or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of withholding or offset) by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Foreign Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Group” shall mean either the RemainCo Group or the SpinCo Group, as the context requires.

“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains, minimum Tax or any Tax on items of tax preference, but not including sales, use, real or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (i) of this definition, together with any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Internal Distribution” shall mean any transaction (or series of transactions) effected as part of the Transactions (other than the Distribution) that is intended to qualify as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, as described in the Tax Materials.

“Internal Reorganization” shall have the meaning set forth in the Separation Agreement.

“IRS” shall mean the U.S. Internal Revenue Service or any successor agency, including, but not limited, to its agents, representatives, and attorneys.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the RemainCo Group together with one or more members of the SpinCo Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not the Controlling Party with respect to such Tax Contest.

“OBBBA” shall mean the One Big Beautiful Bill Act, Pub. L. 119-21.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall have the meaning set forth in Section 3.3.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo (or any successor thereto) and/or one or more holders of SpinCo Capital Stock, respectively, any amount of SpinCo Capital Stock, that would, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of stock of SpinCo as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan, or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Reasonable Basis” shall mean a reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Record Date” shall have the meaning set forth in the Separation Agreement.

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“RemainCo” shall have the meaning set forth in the preamble hereto.

“RemainCo Affiliated Group” shall mean the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which RemainCo is the common parent.

“RemainCo Board” shall have the meaning set forth in the recitals hereto.

“RemainCo Common Stock” shall have the meaning set forth in the Separation Agreement.

“RemainCo Federal Consolidated Income Tax Return” shall mean any Tax Return in respect of Federal Income Taxes of the RemainCo Affiliated Group.

“RemainCo Group” shall have the meaning set forth in the Separation Agreement.

“RemainCo Retained Business” shall have the meaning set forth in the Separation Agreement.

“RemainCo Separate Return” shall mean any Tax Return of or including any member of the RemainCo Group (including any consolidated, combined, or unitary return) that does not include any member of the SpinCo Group.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Reviewing Party” shall have the meaning set forth in Section 3.3.

“Section 336(e) Election” shall have the meaning set forth in Section 3.7.

“Section 336(e) Tax Basis” shall have the meaning set forth in Section 3.7(b).

“Separate Return” shall mean a RemainCo Separate Return or a SpinCo Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the recitals hereto.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Separation Step Plan” shall mean have the meaning set forth in the Separation Agreement.

“SpinCo” shall have the meaning set forth in the preamble hereto.

“SpinCo Business” shall have the meaning set forth in the Separation Agreement.

“SpinCo Capital Stock” shall mean all classes or series of capital stock of SpinCo, including (i) SpinCo Common Stock, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all other instruments properly treated as stock of SpinCo for U.S. federal (and applicable state and local) income tax purposes.

“SpinCo Common Stock” shall have the meaning set forth in the Separation Agreement.

“SpinCo Disqualifying Action” shall mean (i) any action (or failure to take any action) by any member of the SpinCo Group after the Distribution (including entering into any agreement, understanding, arrangement, or negotiations with respect to any transaction or series of transactions) that would adversely affect the Tax-Free Status of the Transactions, (ii) any event (or series of events) after the Distribution involving SpinCo Capital Stock or the assets of any member of the SpinCo Group that would adversely affect the Tax-Free Status of the Transactions, or (iii) any breach by any member of the SpinCo Group after the Distribution of any representation, warranty, or covenant made by them in this Agreement that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation or the Distribution.

“SpinCo Group” shall have the meaning set forth in the Separation Agreement.

“SpinCo Separate Return” shall mean any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined, or unitary return) that does not include any member of the RemainCo Group.

“State Tax” shall mean (i) any Tax imposed by any State of the United States or by any political subdivision of any such State, and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Straddle Period” shall mean any taxable period that begins on or before, and ends after, the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any federal, state, local, or non-U.S. Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum, or other taxes, whether disputed or not, and including any interest, penalties, charges, or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary, or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether by contract, by operation of law, or otherwise.

“Tax Advisor” shall mean a tax counsel or accountant of recognized national standing.

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses, and any other losses, deductions, credits, or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Certificates” shall mean any officer’s certificates, representation letters, or similar documents provided by or on behalf of RemainCo and SpinCo to Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm in connection with any Tax Opinions delivered or deliverable to RemainCo in connection with the Transactions.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax-Free Status of the Transactions” shall mean (i) the qualification of the Distribution under Section 355 of the Code, (ii) the nonrecognition of income, gain, or loss by RemainCo, SpinCo, and holders of RemainCo Common Stock on the Distribution under Sections 355(a) and 355(c) of the Code, other than, in the case of RemainCo and SpinCo, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (iii) the qualification of the transactions described on Schedule A as being free from Tax to the extent set forth therein or as otherwise consistent with the tax treatment set forth therein.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any taxable period.

“Tax Law” shall mean the law of any Taxing Authority or other governmental entity or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Matter” shall have the meaning set forth in Section 7.1(a).

“Tax Opinions” shall mean the written opinions delivered or deliverable to RemainCo by Skadden, Arps, Slate, Meagher & Flom LLP, KPMG LLP, or any other law or accounting firm regarding the tax consequences of the Transactions.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean, with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes, and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amounts paid by RemainCo (or any of its Affiliates) or SpinCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions.

“Tax Return” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission, or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

“Transactions” shall mean the Separation, the Distribution, any other transaction described in the Separation Step Plan, and any related transactions.

“Transaction Taxes” shall mean all Transfer Taxes and other Taxes (including Taxes imposed on any member of the RemainCo Group under Sections 951 or 951A of the Code, as determined by RemainCo in its discretion) imposed on or with respect to the Transactions, other than any Taxes resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions; provided, however, that Transaction Taxes shall not include any amounts for which SpinCo has any indemnity obligations pursuant to Article V.

“Transfer Tax” shall mean (i) all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profits, or similar Taxes, however assessed), and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to RemainCo on which RemainCo may rely to the effect that a transaction will not affect the Tax-Free Status of the Transactions. Any such opinion must assume that the Transactions would have qualified for Tax-Free Status of the Transactions if the transaction in question did not occur.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 Allocation of Tax Liabilities. Except as otherwise provided in this Article II and Section 5.1, Taxes shall be allocated as follows:

(a) Allocation of Taxes Relating to Joint Returns.

(i) Allocation for Pre-Distribution Periods. RemainCo shall pay and be responsible for any and all Taxes due with respect to, or required to be reported on, any Joint Return (including any increase in such Taxes as a result of a Final Determination) for all Pre-Distribution Periods.

(ii) Allocation to SpinCo for Post-Distribution Periods. SpinCo shall pay and be responsible for any and all Taxes attributable to the SpinCo Business that are due with respect to or required to be reported on any Joint Return (including any increase in such Taxes as a result of a Final Determination) for all Post-Distribution Periods.

(iii) Allocation to RemainCo for Post-Distribution Periods. RemainCo shall pay and be responsible for any and all Taxes due with respect to, or required to be reported on, any Joint Return (including any increase in such Taxes as a result of a Final Determination) other than those Taxes described in Section 2.1(a)(ii) for all Post-Distribution Periods.

(b) Allocation of Taxes Relating to Separate Returns.

(i) RemainCo shall pay and be responsible for any and all Taxes due with respect to, or required to be reported on, any RemainCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.

(ii) SpinCo shall pay and be responsible for any and all Taxes due with respect to, or required to be reported on, any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods.

2.2 Determination of Taxes Attributable to the SpinCo Business. For purposes of Section 2.1(a)(ii):

(a) The amount of Federal Income Taxes attributable to the SpinCo Business shall be determined by RemainCo on the basis of a pro forma SpinCo Group consolidated return using the following conventions:

(i) including only Tax Items of members of the SpinCo Group that were included in the relevant RemainCo Federal Consolidated Income Tax Return;

(ii) except as provided in Section 2.2(a)(v), using all elections, accounting methods and conventions used on the RemainCo Federal Consolidated Income Tax Return for such taxable period;

(iii) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(iv) conforming to any 174A Election made by RemainCo pursuant to Section 3.11; and

(v) assuming that the SpinCo Group elects not to carry back any net operating losses.

(b) The amount of Income Taxes attributable to the SpinCo Business with respect to any Joint Return other than a RemainCo Federal Consolidated Income Tax Return shall be as determined by RemainCo in a manner consistent with the principles set forth in Section 2.2(a), to the extent relevant.

(c) In the case of any Joint Return for any Straddle Period, the allocation of any Tax Items required to determine any Taxes or other amounts attributable to Pre-Distribution Periods and Post-Distribution Periods shall be as determined by RemainCo in a manner consistent with the past return filing practices of the RemainCo Group with respect to such Joint Return (including any past accounting methods, elections and conventions) and in conformity with any 174A Election made by RemainCo pursuant to Section 3.11, except as otherwise required by applicable Law; provided, that property Taxes and other similar periodic Taxes as well as exemptions, allowances, or deductions that are calculated on an annual basis (including any depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Distribution Date and the portion of the Straddle Period beginning after the Distribution Date in proportion to the number of days in each such period (other than with respect to property placed into service after the Distribution, which shall be allocated solely to the portion of the Straddle Period beginning after the Distribution Date); provided, further, that the Parties and their Affiliates shall, if requested by RemainCo, take all actions necessary or appropriate to close the taxable year of SpinCo and each member of the SpinCo Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law, including, making (and otherwise cooperate in making) an election under Treasury Regulation Section 1.245A-5(e)(3) with respect to any member of the SpinCo Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and any corresponding or similar elections under state, local, or non-U.S. Law.

(d) The amount of Taxes attributable to the SpinCo Business with respect to any Joint Return for any Tax Period shall not be less than zero.

(e) SpinCo shall reimburse RemainCo for all reasonable costs and expenses paid or incurred by the RemainCo Group in connection with determining the amount of Taxes attributable to the SpinCo Business with respect to any Joint Return.

2.3 Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

2.4 Transaction Taxes. The RemainCo Group shall be responsible for any and all Transaction Taxes, as reasonably determined by RemainCo.

2.5 Deferred Assets; Deferred Liabilities. The Parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, this Agreement shall not in any way affect or modify the Parties’ rights and obligations under Section 2.6 of the Separation Agreement.

2.6 Tax Refunds

(a) RemainCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to RemainCo pursuant to this Agreement. SpinCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to SpinCo pursuant to this Agreement.

(b) SpinCo shall pay to RemainCo any Refund received by SpinCo or any member of the SpinCo Group that is allocable to RemainCo pursuant to this Section 2.6 no later than ten (10) Business Days after the receipt of such Refund. RemainCo shall pay to SpinCo any Refund received by RemainCo or any member of the RemainCo Group that is allocable to SpinCo pursuant to this Section 2.6 no later than ten (10) Business Days after the receipt of such Refund. For purposes of this Section 2.6, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

2.7 Tax Benefits. If RemainCo determines, in its discretion, that (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Tax Law, and (ii) the other Party is entitled to a deduction, credit, or other Tax benefit relating to such Tax, then the Party entitled to such deduction, credit, or other Tax benefit shall pay to the Party responsible for such Tax the amount of the Tax benefit arising from such deduction, credit, or other Tax benefit, as determined by RemainCo in its discretion.

2.8 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the RemainCo Group and any member of the SpinCo Group shall be terminated with respect to the SpinCo Group as of the Distribution Date. No member of the SpinCo Group or the RemainCo Group shall have any continuing rights or obligations to any member of the other Group under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 RemainCo’s Responsibility. RemainCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns and all RemainCo Separate Returns, and all Tax Returns pursuant to which there is a claim to group relief by one of more members of the SpinCo Group, including any amended Tax Returns. Notwithstanding the foregoing, with respect to any Joint Return, to the extent that any expenses related to a previously filed Joint Return for similar Taxes were customarily paid by a member of the SpinCo Group, as determined by RemainCo in its discretion, then any similar expenses shall be borne by SpinCo, including, for the avoidance of doubt, any expenses related to the preparation of transfer pricing documentation.

3.2 SpinCo’s Responsibility. SpinCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns, including any amended Tax Returns, required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which RemainCo is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by SpinCo under this Section 3.2 shall include any SpinCo Separate Returns and any amended SpinCo Separate Returns. For the avoidance of doubt, SpinCo shall prepare any transfer pricing documentation required to be prepared with respect to a Tax Return required to be prepared and filed under this Section 3.2 and RemainCo shall be entitled to review and comment on any such transfer pricing documentation in a manner consistent with Section 3.3.

3.3 Right To Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially adversely affect the Tax position of the Party other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or Section 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portion of such Tax Return that relates to the business of the Reviewing Party (the RemainCo Retained Business or the SpinCo Business, as the case may be), shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return (taking into account any applicable extensions), and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, RemainCo shall not be required to disclose to SpinCo any consolidated, combined, unitary, or other similar Joint Return of which a member of the RemainCo Group is the common parent or any information related to such a Joint Return other than information relating solely to the SpinCo Group. If an amended Separate Return for State Taxes for which SpinCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return is prepared and filed in a manner that preserves confidential information, including through the use of any third-party preparers.

3.5 Tax Reporting Practices. Except as provided in Section 3.6 and subject to any 174A Election made by RemainCo pursuant to Section 3.11, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which SpinCo is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax practices, accounting methods, elections and conventions selected by SpinCo; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. SpinCo shall not take any action inconsistent with the assumptions made (including with respect to any Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, SpinCo shall not be permitted, and shall not permit any member of the SpinCo Group, to make a change in any of its methods of accounting for Tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods have expired, without RemainCo’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed). Notwithstanding anything to the contrary in this Section 3.5, SpinCo (or a Subsidiary of SpinCo) shall be permitted to prepare and file one or more SpinCo Separate Returns for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to any United States state income taxes for which SpinCo has maintained reserves (or for which RemainCo has maintained reserves on behalf of SpinCo or its Subsidiaries) in accordance with SpinCo’s or RemainCo’s financial reporting practices, provided, that (i) SpinCo or its subsidiaries shall not be permitted to prepare or file any Joint Return by virtue of the previous clause, (ii) no such SpinCo Separate Return shall be inconsistent (in whole or in part) with the Tax-Free Status of the Transactions, (iii) SpinCo shall report consistently with any 174A Election made by RemainCo pursuant to Section 3.11; and (iv) SpinCo shall provide to RemainCo a draft of such SpinCo Separate Return to the RemainCo at least thirty (30) days prior to the date on which SpinCo intends to file such return, and RemainCo shall have the right to comment and consent to the filing of any such SpinCo Separate Return, such consent not to be unreasonably withheld, conditioned, or delayed.

3.6 Reporting of the Transactions. The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return consistently with the Tax Materials and the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Return is filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than thirty (30) Business Days prior to filing the relevant Tax Return, and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported on such Tax Return.

3.7 Protective Section 336(e) Election. After the date hereof, RemainCo shall determine, in its sole and absolute discretion, whether to make a protective election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) in connection with the Distribution with respect to SpinCo and each other member of the SpinCo Group that is a domestic corporation for U.S. federal (and applicable state and local) income tax purposes and eligible to make such election (a “Section 336(e) Election”). If RemainCo determines that a Section 336(e) Election will be made:

(a) RemainCo, SpinCo, and their respective Affiliates shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns, or taking such other actions as are reasonably necessary to carry out the Section 336(e) Election;

(b) if the Distribution fails to qualify (in whole or in part) for the Tax-Free Status of the Transactions and SpinCo or any member of the SpinCo Group realizes an increase in Tax basis as a result of the Section 336(e) Election (the “Section 336(e) Tax Basis”), then the cash Tax savings realized by SpinCo and each member of the SpinCo Group as a result of the Section 336(e) Tax Basis shall be shared between RemainCo and SpinCo in the same proportion as the Taxes giving rise to the Section 336(e) Tax Basis were borne by RemainCo and SpinCo (after giving effect to the indemnity obligations in this Agreement); and

(c) to the extent the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election on any Tax Return, in connection with any Tax Contest, or otherwise, except as may be required by a Final Determination.

3.8 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Party receiving such notice shall pay such amount to the Responsible Party no later than the later of (i) ten (10) Business Days prior to the date on which such payment is due, or (ii) fifteen (15) Business Days after the receipt of such notice.

(c) With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party no later than the later of (i) ten (10) Business Days prior to the date on which such payment is due, or (ii) fifteen (15) Business Days after the receipt of such notice.

3.9 Amended Returns and Carrybacks.

(a) SpinCo shall not, and shall not permit any member of the SpinCo Group to, file or allow to be filed, any request for an Adjustment for any Pre-Distribution Period without the prior written consent of RemainCo, such consent not to be unreasonably withheld, conditioned or delayed.

(b) SpinCo shall, and shall cause each member of the SpinCo Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.

(c) SpinCo shall not, and shall cause each member of the SpinCo Group to not, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, without the prior written consent of RemainCo, such consent to be exercised in RemainCo’s sole and absolute discretion.

(d) Receipt of consent by SpinCo or a member of the SpinCo Group from RemainCo pursuant to the provisions of this Section 3.9 shall not limit or modify SpinCo’s continuing indemnity obligations pursuant to Article V.

3.10 Tax Attributes. RemainCo shall in good faith advise SpinCo in writing of the amount (if any) of any Tax Attributes which RemainCo determines, in its sole and absolute discretion, shall be allocated or apportioned to the SpinCo Group under applicable Tax Law. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice. SpinCo agrees that it shall not dispute RemainCo’s determination of Tax Attributes. For the avoidance of doubt, RemainCo shall not be required in order to comply with this Section 3.10 to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, any “earnings and profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.

3.11 174A Election. The Parties acknowledge that RemainCo may (i) make an election to deduct, or cause any of its Subsidiaries to make an election to deduct, the remaining unamortized balance of certain domestic research or experimental expenditures pursuant to the transition rules in Section 70302(f)(2) of the OBBBA (and Treasury Regulations and IRS or other Taxing Authority guidance relating thereto), including any such balance resulting from the application of Section 174(d) of the Code as in effect prior to the OBBBA; or (ii) for taxable years beginning after December 31, 2024, deduct, or cause any of its Subsidiaries to deduct, domestic research or experimental expenditures as incurred pursuant to Section 174A(a) of the Code, to amortize such expenditures over ten (10) years pursuant to Section 59(e) of the Code, or to amortize such expenditures over not less than sixty (60) months pursuant to Section 174A(c) of the Code (any of the treatments described in clauses (i) and (ii) herein, a “174A Election”). Any 174A election will be implemented pursuant to the procedures prescribed by Revenue Procedure 2025-28, 2025-38 I.R.B. 393, or any subsequent or similar IRS or other Taxing Authority guidance, on a RemainCo Federal Consolidated Income Tax Return, which such RemainCo Federal Consolidated Income Tax Return may be filed in a Post-Distribution Period. RemainCo shall use commercially reasonable efforts to timely apprise SpinCo of the nature and timing of any 174A Election. Notwithstanding anything herein to the contrary, SpinCo shall report consistently with such 174A Election, including insofar as such 174A Election impacts the availability and amount of SpinCo’s Tax Attributes.

ARTICLE IV

TAX-FREE STATUS OF THE TRANSACTIONS

4.1 Representations and Warranties.

(a) RemainCo, on behalf of itself and all other members of the RemainCo Group, hereby represents and warrants that (i) it has examined the Tax Opinions, the Tax Certificates, and any other materials delivered or deliverable in connection with the rendering of the Tax Opinions, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”), and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to RemainCo or any member of the RemainCo Group or the RemainCo Retained Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. RemainCo, on behalf of itself and all other members of the RemainCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to RemainCo, any member of the RemainCo Group, or the RemainCo Retained Business.

(b) SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo, any member of the SpinCo Group, or the SpinCo Business.

(c) Each of RemainCo, on behalf of itself and all other members of the RemainCo Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it knows of no fact or circumstance (after due inquiry) that may cause the Transactions to fail to qualify for the Tax-Free Status of the Transactions.

(d) Each of RemainCo on behalf of itself and all other members of the RemainCo Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it has no plan or intention to take, fail to take, or cause or permit to be taken any action which is inconsistent with any of the statements or representations made or set forth in the Tax Materials.

4.2 Certain Restrictions Relating to the Tax-Free Status of the Transactions.

(a) SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby covenants and agrees that no member of the SpinCo Group will take, fail to take, or cause or permit to be taken (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in the Tax Materials, or (ii) any action where such action or failure to act constitutes a SpinCo Disqualifying Action.

(b) During the Restricted Period, SpinCo:

(i) shall (1) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (2) not engage in any transaction that would cause SpinCo to cease to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (3) cause each Affiliate of SpinCo whose Active Trade or Business is relied upon in the Tax Materials for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code, (4) not engage in any transaction, or cause or permit an Affiliate of SpinCo to engage in any transaction, that would result in an Affiliate of SpinCo described in clause (3) to cease to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code for purposes of clauses (1) through (4), and (5) not dispose of, or cause or permit an Affiliate of SpinCo to dispose of, directly or indirectly, any interest in an Affiliate of SpinCo described in clause (3);

(ii) shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is treated as a liquidation for U.S. federal (and applicable state and local) income tax purposes), except for (1) any dissolution or liquidation of a wholly owned subsidiary (other than an Affiliate of SpinCo that was party to an Internal Distribution) into its parent entity where both the subsidiary and the parent entity are members of the SpinCo Group, or (2) any transaction that constitutes a reorganization of such entity under Section 368(a)(1)(F) of the Code;

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any SpinCo stock, or rights to acquire SpinCo stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of SpinCo Capital Stock (including through the conversion of any class of SpinCo Capital Stock into another class of SpinCo Capital Stock), (4) merge or consolidate with any other Person (or cause or permit any Affiliate of SpinCo that was a party to an Internal Distribution to merge or consolidate with any other Person), or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any of the statements and representations made or set forth in the Tax Materials) which in the aggregate, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a 40-Percent or Greater Interest in SpinCo (or in any Affiliate of SpinCo that was a party to an Internal Distribution) or otherwise jeopardize the Tax-Free Status of the Transactions; and

(iv) shall not, and shall not cause or permit any member of the SpinCo Group to, sell, transfer, or otherwise dispose of or agree to, sell, transfer, or otherwise dispose of (including in any transaction treated for U.S. federal (and applicable state and local) income tax purposes as a sale, transfer, or disposition) assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the consolidated gross assets of SpinCo or the SpinCo Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal (and applicable state and local) income tax purposes, or (4) any mandatory or optional repayment (or prepayment) of any indebtedness of SpinCo or any member of the SpinCo Group. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly-owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary.

(c) Notwithstanding the restrictions imposed by Section 4.2(b), SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if SpinCo either (i) obtains an Unqualified Tax Opinion in form and substance satisfactory to RemainCo in its sole and absolute discretion, or (ii) obtains the prior written consent of RemainCo waiving the requirement that SpinCo obtain an Unqualified Tax Opinion, such waiver to be provided in RemainCo’s sole and absolute discretion. RemainCo’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion (and, for the avoidance of doubt, RemainCo may determine that no opinion would be acceptable to RemainCo). SpinCo shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse RemainCo for all reasonable out-of-pocket expenses that RemainCo or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor RemainCo’s waiver of SpinCo’s obligation to deliver an Unqualified Tax Opinion shall limit or modify SpinCo’s continuing indemnity obligations pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations. Notwithstanding anything to the contrary in this Agreement:

(a) RemainCo shall indemnify and hold harmless SpinCo from and against, and will reimburse SpinCo for, (i) all liability for Taxes allocated to RemainCo pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the RemainCo Group pursuant to this Agreement, and (iii) the amount of any Refund received by any member of the RemainCo Group that is allocated to SpinCo pursuant to Section 2.6(a).

(b) Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, SpinCo shall indemnify and hold harmless RemainCo from and against, and will reimburse RemainCo for, (i) all liability for Taxes allocated to SpinCo pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the SpinCo Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the SpinCo Group that is allocated to RemainCo pursuant to Section 2.6(a), (iv) any Distribution Taxes and Tax-Related Losses attributable to a SpinCo Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied), and (v) any Taxes incurred by one or more members of the RemainCo Group arising from or attributable to the disallowance of losses generated by one or more members of the SpinCo Group in respect of which one or more members of the RemainCo Group has made a claim to group relief, provided, that, for the avoidance of doubt, for purposes of clause (iv) of this Section 5.1(b), SpinCo shall not have an indemnity obligation for Distribution Taxes and Tax-Related Losses that are not attributable to a SpinCo Disqualifying Action.

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by RemainCo and SpinCo according to relative fault as determined by RemainCo in its good faith discretion.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as a result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) ten (10) Business Days prior to the date on which such payment is due to the applicable Taxing Authority, or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than ten (10) Business Days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by RemainCo directly to SpinCo and by SpinCo directly to RemainCo; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the RemainCo Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement shall be treated for all U.S. federal (and applicable state and local) income tax purposes, to the extent permitted by Law, as either (i) a non-taxable contribution by RemainCo to SpinCo, or (ii) a distribution by SpinCo to RemainCo, and, in the case of any payment made between the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution. Notwithstanding the foregoing, RemainCo shall notify SpinCo if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly. Any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment, or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 6.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party of its indemnity obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

6.2 Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article II shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

6.3 Joint Returns. In the case of any Tax Contest with respect to any Joint Return, RemainCo shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding the foregoing, to the extent a portion of any such Tax Contest with respect to a Joint Return with respect to Foreign Taxes relates to a matter which was customarily controlled by a member of the SpinCo Group, as determined by RemainCo in its sole discretion, RemainCo may elect that SpinCo shall be responsible for the conduct of such portion of such Tax Contest and any expenses related thereto, including expenses relating to supporting any transfer pricing analysis.

6.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.5 Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest, (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest, and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability and/or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

(b) Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

7.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (i) the treatment of payments between the RemainCo Group and the SpinCo Group as set forth in Section 5.4, (ii) the Tax Materials, or (iii) the Tax-Free Status of the Transactions.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) or (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the RemainCo Group or the SpinCo Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the RemainCo Group proposes to destroy any Tax Records, RemainCo shall first notify SpinCo in writing, and the SpinCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the SpinCo Group proposes to destroy any Tax Records, SpinCo shall first notify RemainCo in writing, and the RemainCo Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours upon reasonable notice, all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession. Each of the Parties shall permit the other Party and its Affiliates, authorized agents, and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by RemainCo, SpinCo, and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of RemainCo and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any Ancillary Agreement, this Agreement shall control with respect to the subject matter thereof.

10.2 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties (including by facsimile, by .pdf, .gif, .jpeg or similar attachment to electronic mail or by DocuSign).

10.3 Survival. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

10.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made by delivery in person, by overnight courier service, or by email (provided, that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.4):

To RemainCo:

The Middleby Corporation

1400 Toastmaster Drive

Elgin, Illinois 60120

Attn: Timothy J. FitzGerald, Chief Executive Officer

Michael D. Thompson, General Counsel and Secretary

Email: tfitzgerald@middleby.com; mthompson@middleby.com

To SpinCo:

[●]

[●]

[●]

Attn: [●]

Email: [●]

All such notices shall be deemed received upon the earlier of (i) actual receipt thereof by the addressee or (ii) actual delivery thereof to the appropriate address.

10.5 Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

10.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to RemainCo, an Affiliate of RemainCo, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

10.7 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties (including but not limited to any successor of RemainCo or SpinCo succeeding to any Tax Attributes of either Party under Section 381 of the Code) and their respective successors and permitted assigns.

10.8 Termination and Amendment. This Agreement (including Article V hereof) may be terminated, modified or amended at any time prior to the Effective Time by and in the sole discretion of RemainCo without the approval of SpinCo or the stockholders of RemainCo. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by RemainCo and SpinCo.

10.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

10.10 Third-Party Beneficiaries. Except as specifically stated otherwise, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

10.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.12 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

10.13 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.14 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

10.15 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

10.16 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.17 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

10.18 Further Assurances. In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

10.19 Distribution Date. This Agreement shall become effective only upon the Distribution Date.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

THE MIDDLEBY CORPORATION

By:
Name: [●]
Title: [●]

[SPINCO]

By:
Name: [●]
Title: [●]